Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by the board of directors. GAAP net asset value (“GAAP Net Asset Value”) is the net asset value determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Transactional Net Asset Value is calculated by adjusting GAAP Net Asset Value as of each relevant valuation date for some or all of the following, as applicable, (i) the recognition of the shareholder servicing fees and distribution fees on a monthly basis as such fees are accrued, (ii) the exclusion of certain deferred tax liabilities that, although required to be recognized under GAAP, are not expected to be incurred by the Company based on anticipated income, available deductions and the timing of realization events, and (iii) the amortization of certain organizational and offering expenses over a 60-month period. The following table provides a breakdown of the major components of Transactional Net Asset Value as of July 31, 2026 ($ in thousands, except shares):

Components of Transactional Net Asset Value
Investments at fair value (cost of $1,942,531)	$2,151,341
Cash and cash equivalents	189,619
Foreign currencies at fair value (cost of $2,170)	2,164
Other assets	38,335
Derivative assets	2,550
Derivative liabilities	(4,594)
Other liabilities	(284,707)
Accrued performance fee	(6,495)
Management fee payable	(987)
Transactional Net Asset Value	$2,087,226
Number of outstanding shares	70,759,830

The following table provides a breakdown of total Transactional Net Asset Value and Transactional Net Asset Value per share by type as of July 31, 2026 ($ in thousands, except shares and per share data):

Type	Monthly Transactional Net Asset Value	Number of Outstanding Shares	Transactional Net Asset Value per Share
Series I
A-II Shares	$428,957	14,817,395	$28.95
F-I Shares	$81,802	2,879,758	$28.41
V Shares	$1	40	$25.00
E Shares	$2,630	89,262	$29.46
I Shares	$78,562	2,771,540	$28.35
S Shares	$3	110	$28.32
Series II
A-II Shares	$1,403,139	47,054,711	$29.82
F-I Shares	$73,555	2,513,994	$29.26
V Shares	$1	40	$25.00
E Shares	$1,967	64,809	$30.36
I Shares	$16,606	568,061	$29.23
S Shares	$3	110	$29.20
Total	2,087,226	70,759,830

Reconciliation of Transactional Net Asset Value to GAAP Net Asset Value

The following table reconciles Transactional Net Asset Value to GAAP Net Asset Value as of July 31, 2026 ($ in thousands):

As of July 31, 2026
GAAP Net Asset Value	$2,069,079
Adjustment:
Accrued shareholder servicing fees and distribution fees(1)	-
Deferred tax liabilities (2)	18,147
Amortization of certain organizational and offering expenses (3)	-
Transactional Net Asset Value	$2,087,226

(1) Represents an adjustment to reflect shareholder servicing fees and distribution fees related to Series I and Series II Class S Shares and Class F-S Shares sold as they are accrued on a monthly basis.

(2) Represents the exclusion of certain deferred tax liabilities that, although required to be recognized under GAAP, are not expected to be incurred by the Company based on anticipated income, available deductions and the timing of realization events.

(3) Represents amortization of certain organizational and offering costs over a 60-month period.